Exhibit 99.1

There is an old joke about a young farm boy who is asked by his father to clean out a messy horse barn. The dutiful boy enthusiastically begins this unpleasant task and emerges for a break a few hours later heavily soiled but euphoric about his work. Asked by a bewildered father why he is so excited about this job, the boy answers: “I know there’s a pony buried in there somewhere!”

This market analysis group shares the exuberance of that boy. The fertilizer “horse barn” looks messy right now. Grain prices are down from the peaks of two years ago. Farm gate costs for fuel and fertilizer are at or near record high levels. High and extremely volatile natural gas prices shut down many North American and European nitrogen plants for much of the winter. Rising energy prices have pushed up phosphate and potash mining and processing costs. And most freight rates have surged into uncharted territory.

These developments have caused farmers to delay decisions about what to plant and how to adjust input usage this spring. As a result, distributors have positioned less fertilizer this year than past years for the spring season. Crop nutrient producers have reduced output in order to avoid building large piles of high-cost inventories in this uncertain environment.

That indeed looks messy. But a little digging uncovers a number of fundamental factors that underpin a positive outlook. The heady growth of the global economy, led by the large and rapidly developing countries in Asia, is the main girder for this outlook. In fact, many of the same demand fundamentals that are creating what analysts have labeled “super cycles” for energy and some metals clearly are at play in agricultural and crop nutrient markets. We are convinced that there really is a pony buried in there.

Planting the Seeds of Growth

Vol. 2 No. 1 February 2006 Michael. R. Rahm Vice President mike.rahm@mosaicco.com Joseph Fung Market Analyst joseph.fung@mosaicco.com

Farmers have harvested the two largest crops ever produced on this planet during the last two years. These harvests were a giant step-up in world grain and oilseed production. The 2004 crop topped the previous record set in 2001 by 10 percent or more than 220 million metric tonnes. And despite less than ideal growing conditions in many parts of the world last year, the 2005 harvest still exceeded the 2001 crop by eight percent or more than 175 million tonnes. Both crops were bin-busters.

Yet the U.S. Department of Agriculture (USDA) projects that world grain and oilseed stocks will drop slightly during the 2005/06 crop year. That implies impressive gains in grain and oilseed use during the last few years. Steady increases in population and continued strong per capita income growth are powering the demand for food and ultimately for the crop nutrients required to grow that food. In addition, the increase in the use of grain and oilseeds for the production of bio-fuels is also

Market Mosaic is a quarterly newsletter published for our customers and suppliers each February, May, August and November by the Market Analysis group of The Mosaic Company. The February and August issues recap our assessment of the near term outlook for global agricultural and crop nutrient markets. The May and November issues provide an in-depth look at topics of special interest to our customers and suppliers.

Market Mosaic Vol. 2, Issue 1 • February 2006

boosting demand. The USDA estimates that U.S. ethanol producers will distill almost 1.6 billion bushels of corn or 14 percent of the 2005 crop into ethanol this year. That is up about one billion bushels during the last five years and use is projected to increase another one billion bushels during the next few years based on the number of ethanol plants currently under construction or planned.

China

Demand growth has tightened grain and oilseed markets in some regions particularly Asia. USDA statistics show a sharp drawdown of China’s large grain and oilseed stocks during the last few years. Nobody has a precise estimate of grain and oilseed stocks in China, but the directional change is clear. The recent increase in net grain and oilseed imports and the jump in potash use during the last two years are clear indicators of strong demand growth and the serious efforts to stimulate yields through balanced nutrient use.

India

Indian wheat and rice stocks have dropped to low levels as a result of both demand growth and the government’s decision to export surplus stocks. Our distribution team reported that the local market price of wheat had jumped to more than $210 per tonne in mid-January, significantly greater than the government procurement price of just more than $140 per tonne. Improved grain prices coupled with good water levels are pulling Indian nutrient use to a record high this year. We project that nutrient use will increase 11 percent or almost two million tonnes during the fertilizer year that will end on March 31, 2006.

Brazil

Brazilian crop nutrient use and imports are not projected to rebound this year. A sustainable recovery will require a rally in soybean prices or a significant decline in the real in order to improve the profitability of Brazilian farmers. Neither of those developments looks likely today. However, important adjustments are taking place that will set the stage for a recovery in this key market.

We estimate that fertilizer shipments declined about 14 percent to 19.5 million tonnes in 2005. That is a large decline, but it still was the third largest annual volume ever shipped in Brazil. Farmers found ways to plant and fertilize a crop last fall despite tight credit and other challenges. In fact, fertilizer shipments during the peak application season from September through November were off less than four percent from the record level a year ago. The combination of healthy peak-season shipments and low imports during the last half of 2005 implies that pipeline stocks at the beginning of this year were at more manageable levels than a year ago. Phosphate adjustments are the most compelling. MAP imports in 2005 were down 45 percent or one million tonnes from the record of 2004 and domestic MAP and SSP production last year were off three percent and 18 percent, respectively, from a year ago.

U.S.

The uncertainty caused by high and extremely volatile energy prices and disappointing fall shipments has U.S. producers and distributors expecting the worst this year. But the demand outlook is not as bad as year-to-date shipments suggest. U.S. farmers still are in good financial shape. The USDA estimates that farm income last year remained close to the record-shattering high of 2004, bolstered by record grain and oilseed sales volumes, healthy livestock margins and big government payments.

Increases in input costs no doubt will squeeze farm returns this year, especially for corn because it is more energy and fertilizer intensive than soybeans. But we expect only a modest switch of one to two million acres from corn to soybeans and just moderate cutbacks in nutrient application rates. In particular, we assume that U.S. farmers will plant approximately 80 million acres of corn, almost 74 million acres of soybean and about 59 million acres of wheat. Based on these acreage assumptions and expected decreases of four to eight percent in application rates, U.S. nutrient use is forecast to decline about five percent this year.

Market Mosaic Vol. 2, Issue 1 • February 2006

Phosphate Outlook

Adapting to Lower Trade

The phosphate industry is adapting to significant structural and seasonal changes taking place in the global market. World processed phosphate trade (DAP, MAP and TSP) was flat at 21.5 million tonnes in 2005. On the demand side of the ledger, large increases in imports by India and Pakistan offset large declines in Brazil and China last year. On the supply side, shipments from the main exporting regions remained about unchanged from a year earlier.

World import demand is forecast to decline five percent or more than one million tonnes in 2006 as a result of production increases in a few key importing countries. U.S. exports required to meet demand are forecast to drop approximately one million tonnes this year — a decline that more or less matches the drop in supply resulting from the recent closure of U.S. Agri-Chemicals’ fertilizer operations.

China is projected to import less DAP again this year. In fact, China’s DAP imports are expected to approximately equal its exports in 2006. China has achieved phosphate independence and U.S. producers, who typically supplied about 95 percent of China’s DAP imports, have adapted to this change. The rapid development of the Chinese phosphate industry has resulted in the closure of no less than five U.S. facilities with a combined phosphate capacity equal to more than four million tonnes of DAP during the last few years.

The adjustments in China and the United States have masked positive trends in other regions of the world. This chart shows world processed phosphate trade excluding China. Import demand by the rest of the world has trended steadily upward over time. In fact, processed phosphate trade surged to record highs during each of the last three years and climbed to just less than 20 million tonnes in 2005. China is not a major player and the U.S. industry has shrunk from a 12 million to an eight million tonne exporter in this new era.

Phosphate demand prospects remain strong in India, but domestic DAP fabrication is expected to recover this year mainly due to IFFCO’s acquisition and revamp of the facility at Paradeep. As a result, Indian DAP imports are projected to drop from 2.4 million tonnes in 2005 to the 1.6 million tonne range in 2006.

Brazilian phosphate demand is projected to increase only slightly this year and processed phosphate imports are projected to remain flat after plunging 37 percent or 1.3 million tonnes in 2005. Domestic phosphate capacity also will increase this year with the completion of Fosfertil’s 180,000 tonne phosphoric acid expansion and the commissioning of new granulation capacity at Uberaba.

In the United States, a poor fall season has exacerbated the seasonal slowdown in exports this year. Statistics show that apparent shipments of DAP and MAP during the first half of the fertilizer year (Jul-Dec) were down 17 percent or about 575,000 tonnes from a year ago. Large catch-up shipments are expected during a narrow shipment window and at the same time when exports are projected to pick up.

Phosphate producers have reduced production in order to avoid building large stocks. U.S. DAP and MAP production during the third calendar quarter was up 200,000 tonnes from a year earlier, but output during the fourth quarter plunged 18 percent or about 710,000 tonnes from a year ago.

Changes in Seasonality

Recent developments in the global phosphate market have caused significant changes in seasonality. This chart shows world processed phosphate trade by quarter for the last three years and for our 2006 forecasts. The drop in exports to China coupled with growth in markets such as Brazil, India and Pakistan has shifted shipments from the first and fourth calendar quarters to the second and third quarters.

U.S. producers just a few years ago regularly shipped large quantities of DAP to China in December and January and again in June and July. For example, customs statistics show that the U.S. DAP exports to China totaled about one million tonnes in December 1997. That monthly total would rank as a respectable year today!

This pattern was evident in U.S. trade statistics for the first half of the fertilizer year (Jul-Dec). For example, U.S. DAP and MAP exports averaged more than 800,000 tonnes per month from July to October and then dropped off to an average of about 565,000 tonnes per month in November and December.

Market Mosaic Vol. 2, Issue 1 • February 2006

Stronger seasonal swings have created new challenges for phosphate players. Producers are responding by idling plants during off-peak periods, adjusting turnaround schedules, utilizing and expanding storage capacity throughout the supply chain and working with strategic customers to ship product during slow demand periods.

Potash Outlook

Stepping on the Brakes

Deceleration in global demand growth coupled with steady acceleration in operating rates has closed the gap between demand and supply and forced potash producers to step on the brakes in order to prevent large inventory builds. After surging 26 percent or more than five million tonnes percent between 2001 and 2004, growth in potash trade slowed in 2005. Import demand still increased almost three percent or more than 650,000 tonnes K2O last year. Much of the impressive gains in China and India were offset by the large decline in Brazil last year. World import demand is forecast to remain flat at this record high level in 2006.

China appears intent on boosting oilseed production this year and that bodes well for continued strong potash demand. We estimate that potash imports surged 22 percent or almost one million tonnes to a record 5.3 million tonnes K2O last year. In addition, domestic potash production jumped 14 percent or 150,000 tonnes K2O in 2005. Potash use has increased almost 90 percent or more than three million tonnes K2O so far this decade.

Fundamentals in India also remain strong. We estimate that potash imports surged 45 percent or 820,000 tonnes to a record 2.6 million tonnes K2O in 2005. The large increases in imports by both China and India likely resulted in a build-up of pipeline stocks last year in each country. As a result, the pace of growth is projected to slow especially during the first few months of this year as importers draw down inventories and finalize 2006 contracts.

No snap-back in Brazilian imports is expected this year. After doubling from roughly two million tonnes in 1999 to four million tonnes in 2004, Brazilian potash imports dropped 24 percent to just more than three million tonnes K2O in 2005.

Stocks held by North American producers have increased during the last few months from the record lows of last year. North American potash production was up almost four percent during the first half of the fertilizer year (Jul-Dec). At the same time, domestic disappearance and exports were down 14 percent and eight percent, respectively. Not surprisingly, producer stocks jumped to 1.7 million tons K2O at the end of December.

North American producers have stepped on the operating brakes in order to limit inventory builds. For example, based on the anticipated shutdowns published in industry reports, Canadian output from December to March is expected to drop 720,000 tons K2O or 1.2 million tons KCL compared to the same period a year ago.

FSU Potash Production Doubles

Analysts debated just a few years ago whether the maximum sustainable operating rate of the potash industry in the former Soviet Union (FSU) was 65 percent or 75 percent of capacity. We estimate that the FSU industry operated at approximately 90 percent of capacity and produced about 11 million tonnes percent last year. That is roughly double the rate and annual output of the mid-1990s.

FSU producers export to all of the major potash markets in the world including the United States. In fact, FSU producers this year are projected to export the largest tonnage to the United States in almost 20 years as a result of the recent increases in production and the sharp drop in Brazilian imports.

Market Mosaic Vol. 2, Issue 1 • February 2006

Nitrogen Outlook

Bracing for Change

The world nitrogen market is bracing for change caused by the start-up of a slug of new capacity in 2006. The expected jump in export availability coupled with continued high gas costs in North America and Europe likely will force a new round of plant closures later this year in those already battered industries.

Much of the new production is targeted for the large U.S. market where natural gas prices remain high and extremely volatile. For example, the daily cash price at Henry Hub soared past the $15 per million Btu mark in mid-December as a result of large hurricane-related production losses and strong heating demand during the first three weeks of December. January turned out to be one of the warmest on record in most parts of the country and the daily spot price plummeted to less than $8 per million Btu during the week of January 23.

North American gas values still remain at high levels even after the $7 per million Btu drop from the mid-December peak. The recent rebound in oil prices sets a high theoretical floor under gas values due to the fuel-switching options of some users, but North American fundamentals are becoming increasingly top-heavy. Most analysts now project that gas in storage on April 1, 2006 will total at least 1.6 trillion cubic feet (TCF). That would rank as the largest amount of gas in storage at the end of the winter heating season. In addition, builds this summer are expected to recover from the disappointing injections of last year and possibly match the large builds of 2004 due to a number of factors such as fewer nuclear plant turnarounds, well above average hydro-electric generation, increases in imports of both natural gas and LNG and less hurricane-related losses.

World nitrogen prices never climbed to levels that reflected $15 per million Btu gas at Henry Hub. As a result, U.S. facilities that did not forward price gas at pre-hurricane levels shut down. In fact, we estimate that U.S. gross ammonia production dropped 18 percent or about 960,000 tonnes during the first half of the fertilizer year (Jul-Dec) and we project that U.S. ammonia production in 2005/06 will drop to about one-half of peak production in 1996/97.

Imports have easily filled that gap so far this fertilizer year. U.S. ammonia imports from offshore origins increased 23 percent or 660,000 tonnes during the first half of the fertilizer year (Jul-Dec). And urea imports from offshore sources surged almost 715,000 tonnes (equal to more than 400,000 tonnes of gross ammonia) while UAN solution imports increased more than 205,000 tonnes (equal to approximately 80,000 tonnes of gross ammonia) during this period.

The recent drop in Henry Hub daily spot prices puts U.S. replacement costs below current world nitrogen values. That has caused nitrogen buyers to withdraw from the market in order to see how quickly idled plants come back on line and how nitrogen prices play out during the weeks leading up to the spring season. The fact that nitrogen prices have softened on the heels of the nearly one million tonne reduction in U.S. gross ammonia output and a drop of approximately two million tonnes in China’s urea exports during the last half of 2005 indicates that world nitrogen market fundamentals are changing — even before the start-up of the new facilities set to come on line this year.

A Slug of New Nitrogen Capacity in 2006

Seven world scale nitrogen facilities are scheduled to start up in 2006. The combined annual capacities of these facilities total 4.4 million tonnes of gross ammonia, 1.9 million tonnes of net ammonia and 4.1 million tonnes of solid urea. That is the largest crop of new nitrogen capacity so far during this era of high energy and natural gas prices.

The table shows that more than 10 million tonnes of new urea capacity has or will be commissioned between 2004 and 2007. We estimate that the residual supply most likely targeted for the United States will boost U.S. urea imports from 5.5 million tonnes in 2005 to almost seven million tonnes in 2006 and to nine million tonnes in 2007. Imports of that magnitude likely will mark the end of solid urea production in the United States. Imported urea also will begin to displace other domestically produced products such as ammonia and UAN solution as well as penetrate further north into Canada.

Market Mosaic Vol. 2, Issue 1 • February 2006

World Scale Nitrogen Projects 2004-07

Unit: 1000

Tonnes

Country	Firm	Facility	Expected Start-up	Gross Ammonia Capacity	Urea Capacity	Net Ammonia Capacity
Qatar	Qafco	Umm Said (Qafco IV)	Jul-04	660	1,073	50
Trinidad	N-2000	North Pt Lisas	Sep-04	640	0	640
Vietnam	Petrovietnam	Phu My	Sep-04	445	785	0

Total 2004				1,745	1,858	690
Oman	OMIFCO	Al Ghalila	Apr-05	1,156	1,650	216
Indonesia	PT Pupuk Kujang	Cikampek	Dec-05	396	572	69

Total 2005				1,552	2,222	285
Iran	NPC - Pars I	Bandar Assaluyeh	Jan-06	677	1,073	65
Australia	Burrup Fertilizers	Burrup Peninsular	Mar-06	725	0	725
Iran	NPC - Razi II	Bandar Khomeini	Apr-06	677	0	677
Saudi Arabia	SAFCO IV	Al Jubail	Jul-06	1,089	1,073	475
Egypt	EFC 2	Ain Sukhna	Sep-06	396	635	0
Egypt	Alexandria Fertilizers	Abu Qir	Sep-06	396	635	0
Iran	KPIC	Kermanshah	Oct-06	396	660	0

Total 2006				4,356	4,076	1,942
Iran	NPC - Pars II	Bandar Assaluyeh	Jan-07	677	1,073	65
Lithuania	Achema	Ionava	Apr-07	545	335	355
Egypt	Helwan Fertilizers	Helwan	Apr-07	396	635	0

Total 2007				1,618	2,043	420
Total 2004-07				9,271	10,199	3,336

Source: Fertecon Ammonia Outlook December 2005

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to, the predictability of fertilizer, raw material and energy markets subject to competitive market pressures, changes in foreign currency and exchange rates, international trade risks including, but not limited to, changes in policy by foreign governments, changes in environmental and other governmental regulation, the ability to successfully integrate the former operations of Cargill Crop Nutrition and IMC Global, and adverse weather conditions affecting our operations in and the ability to fully realize the expected cost savings from their business combination within expected time frames central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall. Actual results may differ from those set forth in the forward-looking statements.

Copyright © 2006. The Mosaic Company. All rights reserved.

This issue of Market Mosaic is available at www.mosaicco.com.

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Market Mosaic Vol. 2, Issue 1 February 2006